EXHIBIT 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Offering Statement on Form 1-A (File No. 024-12247) of our audit report dated April 17, 2023, with respect to the balance sheets of Auscrete Corporation as of December 31, 2022 and 2021, and the related statements of operations, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2022. Our report relating to those financial statements includes an emphasis of matter paragraph regarding substantial doubt as to the Company’s ability to continue as a going concern.

/s/ Fruci & Associates II, PLLC

Spokane, Washington

June 9, 2023